Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Daniel E. Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gce.com

GRAND CANYON EDUCATION, INC. REPORTS

SECOND QUARTER 2026 RESULTS

PHOENIX, AZ, July 30, 2026—Grand Canyon Education, Inc. (NASDAQ: LOPE), (“GCE” or the “Company”), is a publicly traded education services company that currently provides services to 20 university partners. GCE provides a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE today announced financial results for the quarter ended June 30, 2026.

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Grand Canyon Education, Inc. Reports Second Quarter 2026 Results

For the three months ended June 30, 2026:

●	Service revenue for the three months ended June 30, 2026 was $264.0 million, an increase of $16.5 million, or 6.7%, as compared to service revenue of $247.5 million for the three months ended June 30, 2025. The increase year over year in service revenue was primarily due to an increase in university partner enrollments of 7.6% to 126,231 at June 30, 2026 as compared to 117,283 at June 30, 2025. Revenue per student decreased slightly between years primarily due to contract modifications with one of our university partners in which our revenue share percentage was reduced in exchange for us no longer reimbursing this partner for certain faculty costs which had the effect of reducing revenue per student and a slight decline year over year in revenue per student for online students due to the continued mix shift to students that have a slightly lower net tuition rate and a slight decline year over year in Spring semester ground traditional students which generate a higher revenue per student than online students. In addition there was one less day of revenue for the ground campus due to the start date shifting one day of revenue from the second quarter to the first quarter in 2026 which had a $1.0 million impact. These decreases were partially offset by the service revenue per student for accelerated Bachelor of Science in Nursing (“ABSN”) students at off-campus classroom and laboratory sites generating a significantly higher revenue per student than we earn under our agreement with GCU, as these agreements generally provide us with a higher revenue share percentage, the partners have higher tuition rates than GCU and the majority of our partners’ students take more credits on average per semester.
●	GCU enrollments increased to 121,921 at June 30, 2026, an increase of 7.5% over enrollments at June 30, 2025. University partner enrollments at our off-campus classroom and laboratory sites were 5,829, an increase of 16.8% over enrollments at June 30, 2025, which includes 1,519 and 1,142 GCU students at June 30, 2026 and 2025, respectively. Excluding sites that have been closed or are in teach out, total enrollments at our off-campus classroom and laboratory sites increased 18.5% between years. We opened one new GCU site in the six months ended June 30, 2026 and closed one site in which we stopped recruiting new students in 2025, thus the total number of sites remains at 47 at June 30, 2026. We plan to open one additional site in the Fall of 2026. Enrollments for GCU ground students were 8,910 at June 30, 2026, up 3.9% from 8,579 at June 30, 2025. GCU ground enrollment declines between March 31 and June 30 of each year as ground traditional enrollment at GCU at June 30 of each year only includes traditional-aged students taking summer school classes, which is a small percentage of GCU’s traditional-aged student body. The Spring semester for GCU’s traditional-aged student body ends near the end of April each year. GCU online enrollments were 113,011 at June 30, 2026, up from 104,856 at June 30, 2025, an increase of 7.8% between years.
●	Operating income for the three months ended June 30, 2026 was $58.2 million, an increase of $6.4 million, or 12.3%, as compared to $51.8 million for the same period in 2025. The operating margin for the three months ended June 30, 2026 and 2025 was 22.0% and 20.9%, respectively.
●	Income tax expense for the three months ended June 30, 2026 was $15.0 million, an increase of $1.5 million, or 11.4%, as compared to income tax expense of $13.5 million for the three months ended June 30, 2025. Our effective tax rate was 24.7% during the three months ended June 30, 2026 compared to 24.5% during the three months ended June 30, 2025. The effective tax rate increased year over year due to higher state income taxes.
●	Net income for the three months ended June 30, 2026 was $45.9 million, an increase of $4.4 million, or 10.4% as compared to $41.5 million for the same period in 2025. As adjusted net income was $47.5 million and $43.2 million for the second quarters of 2026 and 2025, respectively.
●	Diluted net income per share was $1.75 and $1.48 for the second quarters of 2026 and 2025, respectively. As adjusted diluted net income per share was $1.81 and $1.53 for the second quarters of 2026 and 2025, respectively.
●	Adjusted EBITDA increased 8.9% to $73.4 million for the second quarter of 2026, compared to $67.4 million for the same period in 2025.

For the six months ended June 30, 2026:

●	Service revenue for the six months ended June 30, 2026 was $572.8 million, an increase of $36.0 million, or 6.7%, as compared to service revenue of $536.8 million for the six months ended June 30, 2025. The increase year over year in service revenue was primarily due to an increase in university partner enrollments of 7.6% to 126,231 at June 30, 2026 as compared to 117,283 at June 30, 2025. Revenue per student decreased slightly between years primarily due to contract modifications with one of our university partners in which our revenue share percentage was reduced in exchange for us no longer reimbursing this partner for certain faculty costs which had the effect of reducing revenue per student and a slight decline year over year in revenue per student for online students due to the continued mix shift to students that have a slightly lower net tuition rate and a slight decline year over year in Spring semester ground traditional students which generate a higher revenue per student than online students. These decreases were partially offset by the service revenue per student for ABSN students at off-campus classroom and laboratory sites generating a significantly higher revenue per student than we earn under our agreement with GCU, as these agreements generally provide us with a higher revenue share percentage, the partners have higher tuition rates than GCU and the majority of our partners’ students take more credits on average per semester.
●	Operating income for the six months ended June 30, 2026 was $153.6 million, an increase of $13.8 million, or 9.9%, as compared to $139.8 million for the same period in 2025. The operating margin for the six months ended June 30, 2026 and 2025 was 26.8% and 26.0%, respectively.
●	Income tax expense for the six months ended June 30, 2026 was $38.1 million, an increase of $4.8 million, or 14.7%, as compared to income tax expense of $33.3 million for the six months ended June 30, 2025. Our effective tax rate was 23.9% during the six months ended June 30, 2026 compared to 22.7% during the six months ended June 30, 2025. The effective tax rate increased year over year due to higher state income taxes and a decrease in excess tax benefits to $1.4 million for the six months ended June 30, 2026 due to the decline in our stock price as compared to $2.7 million in the six months ended June 30, 2025. The inclusion of excess tax benefits and deficiencies as a component of our income tax expense increases the volatility within our provision for income taxes as the amount of excess tax benefits or deficiencies from share-based compensation awards are dependent on our stock price at the date the restricted stock awards vest. Our restricted stock awards vest in March each year so any benefit or expense will primarily impact the first quarter each year.
●	Net income for the six months ended June 30, 2026 was $121.2 million, an increase of $8.0 million, or 7.1% as compared to $113.2 million for the same period in 2025. As adjusted net income was $124.4 million and $116.5 million for the six months ended June 30, 2026 and 2025, respectively.
●	Diluted net income per share was $4.57 and $4.00 for the six months ended June 30, 2026 and 2025, respectively. As adjusted diluted net income per share was $4.69 and $4.12 for the six months ended June 30, 2026 and 2025, respectively.
●	Adjusted EBITDA increased 8.7% to $184.1 million for the six months ended June 30, 2026, compared to $169.4 million for the same period in 2025.

Liquidity and Capital Resources

Our liquidity position, as measured by cash and cash equivalents and investments decreased by $25.6 million between December 31, 2025 and June 30, 2026, which was largely attributable to cash expended for share repurchases and capital expenditures exceeding our cash provided by operations during the six months ended June 30, 2026. Our unrestricted cash and cash equivalents and investments were $274.5 million and $300.1 million at June 30, 2026 and December 31, 2025, respectively.

Grand Canyon Education, Inc. Reports Second Quarter 2026 Results and Full Year Outlook 2026

2026 Outlook

Q3 2026:

●	Service revenue of between $268.5 million and $270.5 million;
●	Operating margin of between 19.5% and 20.0%;
●	Effective tax rate of 20.8%;
●	Diluted EPS of between $1.68 and $1.72; and
●	25.8 million diluted shares.

The diluted EPS guidance includes non-cash amortization of intangible assets net of taxes of $1.7 million, which equates to a $0.06 impact on diluted EPS. Thus, as adjusted, non-GAAP diluted income per share of between $1.74 and $1.78.

Q4 2026:

●	Service revenue of between $324.0 million and $329.0 million;
●	Operating margin of between 36.9% and 37.4%;
●	Effective tax rate of 23.2%;
●	Diluted EPS of between $3.69 and $3.79; and
●	25.4 million diluted shares.

The diluted EPS guidance includes non-cash amortization of intangible assets net of taxes of $1.6 million, which equates to a $0.06 impact on diluted EPS. Thus, as adjusted, non-GAAP diluted income per share of between $3.75 and $3.85.

Full Year 2026:

●	Service revenue of between $1,165.3 million and $1,172.3 million;
●	Operating margin of between 28.0% and 28.2%;
●	Effective tax rate of 23.2%;
●	Diluted EPS between $9.93 and $10.07; and
●	26.1 million diluted shares.

The diluted EPS guidance includes non-cash amortization of intangible assets net of taxes of $6.5 million, which equates to a $0.25 impact on diluted EPS. Thus, as adjusted, non-GAAP diluted income per share of between $10.18 and $10.32.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of federal securities laws including information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new programs; whether regulatory, economic, or business developments or other matters may or may not have a material adverse effect on our financial position, results of operations, or liquidity; projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance; and management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, the negative of these expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause our actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements include, but are not limited to: (i) legal and regulatory actions taken against us related to our services business, or against our university partners that impact their businesses and that directly or indirectly reduce the service revenue we can earn under our master services agreements; (ii) the occurrence of any event, change or other circumstance that could give rise to the termination of any of the key university partner agreements; (iii) our ability to properly manage risks and challenges associated with strategic initiatives, including potential acquisitions or divestitures of, or investments in, new businesses, acquisitions of new properties and new university partners, and expansion of services provided to our existing university partners; (iv) our ability to comply with the extensive regulatory framework applicable to us either directly as a third-party service provider or indirectly through our university partners; (v) our ability to manage risks associated with epidemics, pandemics, or public health crises; (vi) our ability to manage risks resulting from system disruptions, interruptions, or outages associated with our technology platforms or those of third-party service providers; (vii) the ability of our university partners’ students to obtain federal Title IV funds, state financial aid, and private financing; (viii) potential damage to our reputation or other adverse effects as a result of negative publicity in the media, in the industry or in connection with governmental reports or investigations or otherwise; (ix) risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards; (x) competition from other education service companies in our geographic region and market sector; (xi) our ability to hire and train new, and develop and train existing employees; (xii) the pace of growth of our university partners’ enrollment and its effect on the pace of our own growth; (xiii) fluctuations in our revenues due to seasonality; (xiv) our ability to, on behalf of our university partners, convert prospective students to enrolled students and to retain active students to graduation; and (xv) other risks and uncertainties identified from time to time in documents filed with the Securities and Exchange Commission (the “SEC”) by us, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 18, 2026.

Forward-looking statements speak only as of the date the statements are made.  You should not put undue reliance on any forward-looking statements.  We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.  This press release should be read in conjunction with the information included in our other press releases, reports and other filings with the SEC.  Understanding the information contained in these filings is important in order to fully understand GCE’s reported financial results and our business outlook for future periods.

Grand Canyon Education, Inc. Reports Second Quarter 2026 Results

Conference Call

Grand Canyon Education, Inc. will discuss its second quarter 2026 results and full year 2026 outlook during a conference call scheduled for today, July 30, 2026 at 4:30 p.m. Eastern time (ET).

Live Conference Dial-In:

Those interested in participating in the question-and-answer session should follow the conference dial-in instructions below. Participants may register for the call here to receive the dial-in numbers and unique PIN to access the call seamlessly. Please dial in at least ten minutes prior to the start of the call.  Journalists are invited to listen only.

Webcast and Replay:

Investors, journalists and the general public may access a live webcast of this event at: Q2 2026 Grand Canyon Education Inc. Earnings Conference Call. A webcast replay will be available approximately two hours following the conclusion of the call at the same link.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. (“GCE”), incorporated in 2008, is a publicly traded education services company that currently provides services to 20 university partners. GCE is uniquely positioned in the education services industry in that its leadership has over 30 years of proven expertise in providing a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE provides services that support students, faculty and staff of partner institutions such as marketing, strategic enrollment management, counseling services, financial services, technology, technical support, compliance, human resources, classroom operations, content development, faculty recruitment and training, among others. For more information about GCE visit the Company's website at www.gce.com.

Grand Canyon Education, Inc., 2600 W. Camelback Road, Phoenix, AZ 85017, www.gce.com.

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Grand Canyon Education, Inc. Reports Second Quarter 2026 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
(In thousands, except per share data)
Service revenue	$264,045	$247,499	$572,805	$536,809
Costs and expenses:
Technology and academic services	45,645	43,134	90,675	84,798
Counseling services and support	88,072	83,023	179,929	169,845
Marketing and communication	59,963	56,037	123,950	116,367
General and administrative	10,109	11,411	20,428	21,777
Amortization of intangible assets	2,105	2,105	4,210	4,210
Total costs and expenses	205,894	195,710	419,192	396,997
Operating income	58,151	51,789	153,613	139,812
Investment interest and other	2,702	3,226	5,723	6,607
Income before income taxes	60,853	55,015	159,336	146,419
Income tax expense	15,001	13,469	38,136	33,255
Net income	$45,852	$41,546	$121,200	$113,164
Earnings per share:
Basic income per share	$1.75	$1.48	$4.58	$4.02
Diluted income per share	$1.75	$1.48	$4.57	$4.00
Basic weighted average shares outstanding	26,162	27,996	26,451	28,136
Diluted weighted average shares outstanding	26,221	28,134	26,543	28,301

Grand Canyon Education, Inc. Reports Second Quarter 2026 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

	As of June 30,	As of December 31,
(In thousands, except par value)	2026	2025
ASSETS:	(Unaudited)
Current assets
Cash and cash equivalents	$171,060	$111,762
Investments	103,466	188,317
Accounts receivable, net	34,237	84,278
Income taxes receivable	7,863	2,392
Other current assets	14,830	13,430
Total current assets	331,456	400,179
Property and equipment, net	181,051	178,957
Right-of-use assets	93,767	96,571
Amortizable intangible assets, net	147,333	151,543
Goodwill	160,766	160,766
Other assets	4,806	4,289
Total assets	$919,179	$992,305
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$16,781	$24,347
Accrued compensation and benefits	35,332	35,199
Accrued liabilities	34,989	32,283
Income taxes payable	69	3,355
Deferred revenue	15,119	—
Current portion of lease liability	15,346	14,568
Total current liabilities	117,636	109,752
Deferred income taxes, noncurrent	41,840	41,426
Other long-term liabilities	1,328	1,439
Lease liability, less current portion	88,866	92,755
Total liabilities	249,670	245,372
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at June 30, 2026 and December 31, 2025	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 54,265 and 54,178 shares issued and 26,234 and 27,393 shares outstanding at June 30, 2026 and December 31, 2025, respectively	543	542
Treasury stock, at cost, 28,031 and 26,785 shares of common stock at June 30, 2026 and December 31, 2025, respectively	(2,496,632)	(2,291,610)
Additional paid-in capital	357,427	350,374
Accumulated other comprehensive (loss) gain	(145)	511
Retained earnings	2,808,316	2,687,116
Total stockholders’ equity	669,509	746,933
Total liabilities and stockholders’ equity	$919,179	$992,305

Grand Canyon Education, Inc. Reports Second Quarter 2026 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
(In thousands)	2026	2025

Cash flows provided by operating activities:
Net income	$121,200	$113,164
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	7,054	7,117
Depreciation and amortization	17,028	15,260
Amortization of intangible assets	4,210	4,210
Deferred income taxes	618	1,657
Other, including fixed asset disposals	(307)	(602)
Changes in assets and liabilities:
Accounts receivable	50,041	55,249
Other assets	(2,095)	(4,732)
Right-of-use assets and lease liabilities	(307)	379
Accounts payable	(7,841)	(2,605)
Accrued liabilities	892	3,014
Income taxes receivable/payable	(8,757)	(14,622)
Deferred revenue	15,119	14,150
Net cash provided by operating activities	196,855	191,639
Cash flows provided by (used in) investing activities:
Capital expenditures	(18,863)	(17,561)
Additions of amortizable content	(44)	(28)
Purchase of equity investment	—	(1,000)
Loss on equity investment	100	500
Purchases of investments	(36,672)	(191,666)
Proceeds from sale or maturity of investments	121,108	11,007
Net cash provided by (used in) investing activities	65,629	(198,748)
Cash flows used in financing activities:
Repurchase of common shares and shares withheld in lieu of income taxes	(203,186)	(125,236)
Net cash used in financing activities	(203,186)	(125,236)
Net increase (decrease) in cash and cash equivalents and restricted cash	59,298	(132,345)
Cash and cash equivalents and restricted cash, beginning of period	111,762	324,623
Cash and cash equivalents and restricted cash, end of period	$171,060	$192,278
Supplemental disclosure of cash flow information
Cash paid for interest	$—	$—
Cash paid for income taxes	$43,728	$44,476
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$1,110	$1,302
Excise tax on treasury stock repurchases	$1,836	$1,087

Grand Canyon Education, Inc. Reports Second Quarter 2026 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA  (Non-GAAP Financial Measure)

Adjusted EBITDA is defined as net income plus interest expense, less interest income and other gain (loss) recognized on investments, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) contributions to private Arizona school tuition organizations in lieu of the payment of state income taxes; (ii) share-based compensation; and (iii) unusual charges or gains, such as litigation and regulatory costs, impairment charges and asset write-offs, severance costs, and exit or lease termination costs. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period and does not consider the items for which we make adjustments (as listed above) to be reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool in that, among other things, it does not reflect:

●	cash expenditures for capital expenditures or contractual commitments;
●	changes in, or cash requirements for, our working capital requirements;
●	interest expense, or the cash required to replace assets that are being depreciated or amortized; and
●	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

	(Unaudited, in thousands)		(Unaudited, in thousands)
Net income	$45,852	$41,546	$121,200	$113,164
Less: investment interest and other	(2,702)	(3,226)	(5,723)	(6,607)
Plus: income tax expense	15,001	13,469	38,136	33,255
Plus: amortization of intangible assets	2,105	2,105	4,210	4,210
Plus: depreciation and amortization	8,685	7,809	17,028	15,260
EBITDA	68,941	61,703	174,851	159,282
Plus: share-based compensation	3,456	3,487	7,054	7,117
Plus: litigation and regulatory costs	975	2,159	2,142	2,902
Plus: loss on fixed asset disposal	23	62	34	78
Adjusted EBITDA	$73,395	$67,411	$184,081	$169,379

Non-GAAP Net Income and Non-GAAP Diluted Income Per Share

The Company believes the presentation of non-GAAP net income and non-GAAP diluted income per share information that excludes amortization of intangible assets and loss on disposal of fixed assets allows investors to develop a more meaningful understanding of the Company’s performance over time. Accordingly, for the three and six months ended June 30, 2026 and 2025, the table below provides reconciliations of these non-GAAP items to GAAP net income and GAAP diluted income per share, respectively:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

	(Unaudited, in thousands except per share data)
GAAP Net income	$45,852	$41,546	$121,200	$113,164
Plus: Amortization of intangible assets	2,105	2,105	4,210	4,210
Plus: Loss on disposal of fixed assets	23	62	34	78
Less: Income tax effects of adjustments (1)	(525)	(531)	(1,016)	(974)
As Adjusted, Non-GAAP Net income	$47,455	$43,182	$124,428	$116,478

GAAP Diluted income per share	$1.75	$1.48	$4.57	$4.00
Plus: Amortization of intangible assets (2)	0.06	0.05	0.12	0.12
Plus: Loss on disposal of fixed assets (3)	0.00	0.00	0.00	0.00
As Adjusted, Non-GAAP Diluted income per share	$1.81	$1.53	$4.69	$4.12

(1)	The income tax effects of adjustments are based on the effective income tax rate applicable to adjusted (non-GAAP) results.
(2)	The amortization of acquired intangible assets per diluted share is net of an income tax benefit of $0.02 for both of the three months ended June 30, 2026 and 2025, and net of an income tax benefit of $0.04 and $0.03 for the six months ended June 30, 2026 and 2025, respectively.
(3)	The loss on disposal of fixed assets per diluted share is net of an income tax benefit of nil for both of the three months ended June 30, 2026 and 2025 and nil for both of the six months ended June 30, 2026 and 2025.